EX-99.e.2 UNDER CONTR

                                                                [EXHIBIT (e)(2)]


                 AMENDMENT NO. 1 TO THE DISTRIBUTION AGREEMENT

         This Amendment dated this 16th day of October, 1998 hereby amends the Distribution Agreement (the "Agreement") dated October 1, 1996 made by and between First American Strategy Funds, Inc., a Minnesota corporation (the "Fund"), and SEI Investments Distribution Co. (the "Distributor"), a Pennsylvania corporation.

         WITNESSETH:

         WHEREAS, the Fund operates as an open-end diversified management investment company registered under the Investment Company act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended ("1933 Act"); and

         WHEREAS, under the terms of the Agreement, the Distributor acts as distributor and shareholder servicing agent for the Fund; and

         WHEREAS, the Fund and the Distributor hereby amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and the covenants and hereinafter contained, the Fund and the Administrator hereby agree as follows:

         1. Year 2000 Compliance. The Agreement is hereby amended by the addition of Article 12 as set forth below:

         ARTICLE 12. Year 2000 Compliant. The Distributor warrants that all software code owned or under control by it, used in the performance of its obligations hereunder will be Year 200 Compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to (a) date and data century recognition; (b) calculations which accommodate same and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Fund.

         2. Effect of Amendment. Except as expressly set forth herein, the Agreement shall remain in full force and effect and shall not be modified, amended or altered in any way.

         3. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota and the applicable provisions of the 1940 Act. To the


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extent that the applicable laws of the State of Minnesota or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers duly authorized on the day and year first written above.

FIRST AMERICAN STRATEGY                    SEI INVESTMENT
FUNDS, INC.                                DISTRIBUTION CO.



BY: _______________________________        BY: ____________________________
   ITS: ______________________________         ITS:  __________________________


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